Exhibit 8.1

 June 4, 2007

Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts  02458

Ladies and Gentlemen:

The following opinion is furnished to Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed within one week of the date hereof (the “Form 8-K”) under the Securities Exchange Act of 1934, as amended.

In connection with the opinion expressed herein, we have reviewed originals or copies of such corporate records, such certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth.  In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  Specifically, and without limiting the generality of the foregoing, we have reviewed:  (i) the amended and restated declaration of trust and the amended and restated by-laws of the Company, each as amended to date, and in the case of the declaration of trust, as supplemented; (ii) the section of Item 1 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006 (the “Form 10-K”) captioned “Federal Income Tax Considerations”; and (iii) the section of Item 8.01 of the Form 8-K captioned “Supplemental Federal Income Tax Considerations”.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “Tax Laws”).  No assurance can be given that Tax Laws will not change.  In preparing the discussion with respect to Tax Laws matters in the section of Item 1 of the Form 10-K captioned “Federal Income Tax Considerations”, as supplemented by the discussion in the section of Item 8.01 of the Form 8-K captioned “Supplemental Federal Income Tax Considerations”, we have made certain assumptions therein and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.  With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy and completeness of:  (i) the information set forth in the Form 10-K, the Form 8-K, and in the documents incorporated therein by reference; and (ii) representations made to us by officers of the Company or contained in the Form 10-K, the Form 8-K and in the documents incorporated therein by reference, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of”.  We have not independently verified such information.

We have relied upon, but not independently verified, the foregoing assumptions.  If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Form 10-K, the Form 8-K or the documents incorporated therein by reference have been consummated in a manner that is inconsistent with the manner contemplated therein, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that the discussion with respect to Tax Laws matters in the section of Item 1 of the Form 10-K captioned “Federal Income Tax Considerations”, as supplemented by the discussion in the section of Item 8.01 of the Form 8-K captioned “Supplemental Federal Income Tax Considerations”, in all material respects are accurate and fairly summarize the Tax Laws issues addressed therein, and hereby confirm that the opinions of counsel referred to in said sections represent our opinions on the subject matter thereof.

Our opinion above is limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions.  Further, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in Tax Laws.

This opinion is intended solely for the benefit and use of the Company, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent.  We hereby consent to the filing of a copy of this opinion as an exhibit to the Form 8-K, which is incorporated by reference in the Company’s Registration Statements on Form S-3, File Nos. 333-137073 and 333-141914, and the Company’s Registration Statement on Form S-4, File No. 333-141923, each filed under the Securities Act of 1933, as amended (the “Act”), and to the references to our firm in the Form 8-K.  In giving such consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

SULLIVAN & WORCESTER LLP